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                                                                   EXHIBIT 23.3

                        Independent Auditors' Consent


The Board of Directors
PHI Acquisition Holdings, Inc.:

We consent to the inclusion of our report dated August 9, 1996 in the Prospectus Offer to exchange 10 1/2% Senior Notes due 2004, which have been registered under the Securities Act of 1933, as amended, for any and all of its outstanding 10 1/2% Senior Notes due 2004 of High Voltage Engineering Corporation on Form S-4 relating to the consolidated balance sheets of PHI Acquisition Holdings, Inc. and subsidiaries as of June 28, 1996 and June 30, 1995, and the related statements of operations, stockholders' equity and cash flows for the years then ended and to the reference to our firm under the heading "Experts."


                                        /s/ KPMG Peat Marwick LLP

                                        KPMG Peat Marwick LLP

Minneapolis, Minnesota
August 18, 1997